UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2017

Biogen Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19311	33-0112644
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 Binney Street, Cambridge, Massachusetts 02142
(Address of principal executive offices; Zip Code)

Registrant’s telephone number, including area code: (617) 679-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Settlement and License Agreement

On January 17, 2017, the Company’s wholly owned subsidiaries, Biogen Swiss Manufacturing GmbH and Biogen International Holding Ltd., (collectively, “Biogen”), entered into a binding agreement (the “Letter Agreement”) with Forward Pharma A/S, a Danish limited liability company (“Forward Pharma”) and certain related parties (collectively, the “Additional Parties”) to enter into a Settlement and License Agreement (the “License Agreement”) subject to the approval of Forward Pharma’s shareholders and other customary conditions. The approval of two-thirds of Forward Pharma’s voting share capital is required to approve the License Agreement.  Shareholders representing approximately 77% of Forward Pharma’s voting share capital have irrevocably agreed with Biogen to vote in favor of the License Agreement and related matters.  Forward Pharma has agreed to convene an extraordinary general meeting to obtain the approval of its shareholders by no later than February 1, 2017.

The License Agreement will have a perpetual term and provide for the grant to Biogen of an irrevocable, co-exclusive license to all intellectual property enjoyable in the United States that is owned by Forward Pharma or that relates to the intellectual property of Forward Pharma and is owned by the Additional Parties (collectively, the “U.S. Licensed Intellectual Property”).  This co-exclusive license may be converted into an irrevocable exclusive license subject to the terms and conditions set forth in the License Agreement, which include the absence of legal restraints and the receipt of all necessary regulatory approvals.  The License Agreement will also provide for the grant to Biogen of an irrevocable, exclusive license to all intellectual property enjoyable under the laws of all other countries in the world that is owned by Forward Pharma or that relates to the intellectual property of Forward Pharma and is owned by the Additional Parties (collectively, the “Designated Countries Licensed Intellectual Property”).

Upon the execution and delivery of the License Agreement, Biogen will pay Forward Pharma a non-refundable cash fee of $1.25 billion, which will not affect Biogen’s 2016 Non-GAAP financial results.  Under certain circumstances, Biogen will also be obligated to pay Forward Pharma royalties on Net Sales (as defined in the License Agreement) of Biogen products for the treatment of multiple sclerosis that are covered by a Forward Pharma patent and have dimethyl fumarate (“DMF”) as an active pharmaceutical ingredient.

With respect to the U.S. Licensed Intellectual Property, Biogen will only be obligated to pay Forward Pharma royalties if Forward Pharma obtains patent rights covering treatment of a human for multiple sclerosis by orally administering 480 mg per day of DMF that arise from the interference proceeding between the Company and Forward Pharma pending at the Patent Trial and Appeal Board of the United States Patent and Trademark Office(“PTAB”) , including any appeals to the Court of Appeals for the Federal Circuit (the “Interference Proceeding”).  If royalties are payable, and Biogen holds a co-exclusive license to the U.S. Licensed Intellectual Property, a royalty of 1%  will be payable on  Net Sales of applicable infringing products from January 1, 2023 until the earlier of the expiration, unenforceability or invalidation of the patents included in the U.S. Licensed Intellectual Property.   If royalties are payable, and Biogen holds an exclusive license to the U.S. Licensed Intellectual Property, a royalty of 10% will be payable on Net Sales of applicable infringing products from January 1, 2021 to December 31, 2028 and a royalty of 20% will be payable from January 1, 2029 until the earlier of the expiration, unenforceability or invalidation of the patents included in the U.S. Licensed Intellectual Property.

With respect to the Designated Countries Licensed Intellectual Property, Biogen will only be obligated to pay Forward Pharma royalties if Forward Pharma obtains patent rights covering treatment of a human for multiple sclerosis by orally administering 480 mg per day of DMF in the pending opposition proceeding against Forward Pharma’s European patent EP 2801355 (Application No. 14172398.1), including any appeals therefrom, (the “Opposition Proceeding”).  If royalties are payable, a royalty of 10% of Net Sales of applicable infringing products will be payable on a country-by-country basis, from January 1, 2021 to December 31, 2028, and a royalty of 20% will be payable on a country-by-country basis from January 1, 2029 until the earlier of the expiration, unenforceability or invalidation of the patents included in the Designated Countries Licensed Intellectual Property in each country.

The License Agreement does not resolve any of the issues pending in the Interference Proceeding or in the Opposition Proceeding. Biogen and Forward Pharma intend to permit the PTAB and the U.S. Court of Appeals for the Federal Circuit, as applicable, and the European Patent Office and the Technical Board of Appeal and/or the Enlarged Board of Appeal, as applicable, to make a final determination in the proceedings before them.

The foregoing descriptions of the Letter Agreement and the License Agreement are only a summary and are qualified in their entirety by reference to the full and complete terms contained in the Letter Agreement (to which the form of License Agreement is attached as Exhibit A) filed herewith as Exhibit 10.1.

Item 8.01 Other Events

On January 17, 2017, Biogen Inc. issued a press release announcing its entry into a binding commitment with Forward Pharma and the Additional Parties to enter into the License Agreement, a copy of which is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated January 17, 2017, between Biogen Swiss Manufacturing GmbH, Biogen International Holding Ltd, Forward Pharma A/S and the other parties thereto.
99.1	Press Release dated January 17, 2017.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Inc.

By:	/s/ Steven N. Avruch
Name: Steven N. Avruch
Title: Chief Corporation Counsel and Assistant Secretary
Date: January 17, 2017

Exhibit Index

Exhibit No.	Description
10.1	Letter Agreement, dated January 17, 2017, between Biogen Swiss Manufacturing GmbH, Biogen International Holding Ltd, Forward Pharma A/S and the other parties thereto.
99.1	Press Release dated January 17, 2017.